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                                                                    EXHIBIT 8.1




                                December 16, 1997



Budget Group, Inc.
125 Basin Street, Suite 210
Daytona Beach, Florida 32114

Cruise America, Inc.
11 West Hampton Avenue
Mesa, Arizona 85210-5258

            Re: Federal Income Tax Consequences of Merger of CA Acquisition Corporation, a Direct or Indirect Wholly Owned Subsidiary of Budget Group, Inc., with and into Cruise America, Inc.


Ladies and Gentlemen:

           We have acted as counsel to Budget Group, Inc. ("Budget") in connection with the merger (the "Merger") of CA Acquisition Corporation ("Sub"), a direct or indirect wholly owned subsidiary of Budget, with and into Cruise America, Inc. ("Cruise America"), pursuant to the Plan and Agreement of Merger dated as of November 25, 1997 (the "Agreement") by and among Budget, Sub, and Cruise America. You have requested our opinion, in our capacity as counsel to Budget, regarding certain of the federal income tax consequences of the Merger.

           We understand that our opinion will be referred to in the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

           All capitalized terms used herein without definition have the respective meanings specified in the Agreement.


                              INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary. However, we have not yet obtained written certificates from Budget, Cruise America or any stockholders of Cruise America to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion
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Budget Group, Inc.
Cruise America, Inc.
December 16, 1997
Page 2


in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

         In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

               (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither Budget nor Cruise America has any plan or intention to waive or modify any such material term or condition.

               (2) The fair market value of the Budget Common Stock and other consideration received by each Cruise America stockholder will be approximately equal to the fair market value of the Cruise America Common Stock surrendered by such stockholder in the Merger.

               (3) There is no plan or intention by the stockholders of Cruise America who own five percent or more of the Cruise America Common Stock, and to the best of the knowledge of the management of Cruise America, there is no plan or intention on the part of the remaining stockholders of Cruise America, to sell, exchange, or otherwise dispose of a number of shares of Budget Common Stock received in the Merger that would reduce the Cruise America stockholders' ownership of Budget Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Cruise America Common Stock as of the same date. For purposes of this representation, shares of Cruise America Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Budget Common Stock will be treated as outstanding Cruise America Common Stock on the date of the Merger. Moreover, shares of Cruise America Common Stock and shares of Budget Common Stock held by Cruise America stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

               (4) Following the Merger, Cruise America will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Cruise America or Sub to dissenters, amounts paid by Cruise America or Sub to stockholders who receive cash or other property, amounts used by Cruise America or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Cruise America or Sub will be included as assets of Cruise America or Sub, respectively, held immediately prior to the Merger.
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Budget Group, Inc.
Cruise America, Inc.
December 16, 1997
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               (5)  Prior to the Merger, all of the outstanding shares of stock of Sub will be owned solely by Budget or will be owned solely by Budget Rent a Car Corporation ("BRACC"), a corporation all of the outstanding shares of stock of which are and will be owned solely by Budget.

               (6) Cruise America has no plan or intention to issue additional shares of its stock that would result in Budget (or BRACC) acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of Cruise America stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Cruise America stock.

               (7) Neither Budget nor BRACC has any plan or intention to cause Cruise America to issue additional shares of Cruise America stock that would result in Budget or BRACC owning after the Merger less than 80 percent of the total combined voting power of all classes of Cruise America stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Cruise America stock.

               (8) Neither Budget nor BRACC has any plan or intention to reacquire any of the shares of Budget Common Stock issued in the Merger.

               (9) Neither Budget nor BRACC has any plan or intention to liquidate Cruise America; to merge Cruise America with or into another corporation; to sell or otherwise dispose of any of the Cruise America Common Stock, except for transfers of stock to corporations controlled by Budget or BRACC; or to cause Cruise America to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business.

               (10) Sub will have no liabilities at the time of the Merger, and will not transfer to Cruise America any assets subject to liabilities in the transaction.

               (11) Following the Merger, Cruise America will continue its historic business or use a significant portion of its historic business assets in a business.

               (12) Budget, Sub, BRACC, Cruise America, and the stockholders of Cruise America will pay their respective expenses, if any, incurred in connection with the Merger.

               (13) There is no intercorporate indebtedness existing between Budget and Cruise America or between Sub and Cruise America that was or will be issued, acquired, or settled at a discount.
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Budget Group, Inc.
Cruise America, Inc.
December 16, 1997
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               (14) In the Merger, Budget (or BRACC) will acquire shares of
Cruise America Common Stock representing at least 80 percent of the total combined voting power of all classes of Cruise America stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Cruise America stock, solely in exchange for voting stock of Budget. For purposes of this representation, shares of Cruise America Common Stock exchanged for cash or other property originating with Budget (or BRACC) will be treated as outstanding Cruise America Common Stock on the date of the Merger.

               (15) At the time of the Merger, Cruise America will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Cruise America that, if exercised or converted, would affect Budget's (or BRACC's) acquisition or retention of Cruise America Common Stock representing at least 80 percent of the total combined voting power of all classes of Cruise America stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Cruise America stock.

               (16) Neither Budget nor any subsidiary of Budget owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any capital stock of Cruise America.

               (17) None of Cruise America, Budget, Sub or BRACC is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

               (18) On the date of the Merger, the fair market value of the assets of Cruise America will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

               (19) Cruise America is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.
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Budget Group, Inc.
Cruise America, Inc.
December 16, 1997
Page 5



               (20) None of the compensation received by any stockholder-employees of Cruise America in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Cruise America Common Stock; none of the shares of Budget Common Stock received by any stockholder-employees of Cruise America in exchange for Cruise America Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (21) The payment of cash in lieu of fractional shares of Budget Common Stock is solely for the purpose of avoiding the expense and inconvenience to Budget of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Cruise America stockholders instead of issuing fractional shares of Budget Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Cruise America stockholders in exchange for their shares of Cruise America Common Stock. The fractional share interests of each Cruise America stockholder will be aggregated and no Cruise America stockholder will receive cash in an amount equal to or greater than the value of one full share of Budget Common Stock.

               (22) Budget (or BRACC) will acquire Cruise America Common Stock solely in exchange for Budget Common Stock. No Cruise America Common Stock will be redeemed for cash or other property furnished by Budget (or BRACC). Further, no liabilities of Cruise America or the Cruise America stockholders will be assumed by Budget (or BRACC), nor will any of the Cruise America Common Stock be subject to any liabilities.

               (23) Cruise America will pay its dissenting stockholders, if any, the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Budget (or BRACC), nor will Budget (or BRACC) directly or indirectly reimburse Cruise America for any payments to dissenters.

               (24) Budget (and BRACC) will pay or assume only those expenses of Cruise America that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

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Budget Group, Inc.
Cruise America, Inc.
December 16, 1997
Page 6



                                     OPINION

           Based upon the foregoing, it is our opinion that:

                    (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

                    (2) The exchange in the Merger of Cruise America Common Stock for Budget Common Stock will not give rise to gain or loss to the Cruise America stockholders;

                    (3) The tax basis of the Budget Common Stock received in the Merger by a Cruise America stockholder (including any fractional share interest) will be the same as the tax basis of the Cruise America Common Stock exchanged for such Budget Common Stock;

                    (4) The holding period for the Budget Common Stock received in the Merger by a Cruise America stockholder will include the holding period of such stockholder in the Cruise America Common Stock exchanged for such Budget Common Stock, provided that the Cruise America Common Stock is held as a capital asset at the Effective Time of the Merger; and

                    (5) A Cruise America stockholder who receives cash in lieu of a fractional share of Budget Common Stock will recognize gain or loss equal to the difference between such cash amount and the stockholder's basis in the fractional share interest.

           The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the material statements set out herein is, or later becomes, inaccurate. Our opinion does not address stockholders who are subject to special tax rules, such as stockholders, if any, who received their shares upon the exercise of employee stock options or otherwise as compensation, and stockholders that are insurance companies, securities dealers, financial institutions or foreign persons. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                     Very truly yours,

                                     KING & SPALDING